Speakeasy Fundraise - Updated.mp4 (2m 13s) https://jotengine.com/transcriptions/aBiGPTsQFr4viTQzv3kcWA
1 speaker ()

[0:00:09]
: Speakeasy is an incredible immersive experience where you're transported back

[0:00:15]
: 1920s. What we've done is we've created a fully realize club that would have e

[0:00:20]
: in San Francisco in 1923. You're free to explore as you would in life. It's

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: like a choose your own adventure. You can go to any of these rooms. You

[0:00:29]
: can have a drink at the bar. You can actually gamble, or you can sit

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: in the cabaret and watch a show. We ran the show in 2014. We did

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: a five month run. We had incredible success. We had 75 performances. We comple

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: out across the board. We actually got to the point, which is so exciting, we

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: were sold out up to ten weeks in advance. We spent about $250,000 of which

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: we had investors for. Not only did we make all the money back, but we

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: also gave all our investors a 56% return, which we were very excited to do.

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: Everything about this production is scaled up from the first production. We've

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: little over 3,000 square feet to just under 10,000 square feet. We have a perm

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: home. We have a long term lease. We're putting two million dollars into the ve

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: It's everywhere from the wallpaper to the carpet to the tile in the bathroom f

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: We want to create a very period authentic space that people can get lost in.

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: It's like stepping back in time to another world. I think there's something ab

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: telling you how you should live your life, and the rejection of that. The reje

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: of saying, "No, you don't tell me how I live my life. I'm going to

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: choose to live my life the way I want to." And the show that we

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: we've been working on and creating has really taken that spirit and that idea;

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: for me, the show is about enjoying the time that you have while you have

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: it, enjoying the people that you're with. At the very least, have a drink and

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: dance a little bit. Listen to some good music and enjoy this moment that we

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: call life.
[0:02:08]
What people are saying about The Speakeasy.mp4 (1m 9s) https://jotengine.com/transcriptions/26LBeW22GfHToamE0ZmC1A
1 speaker ()

[0:00:08]
: It was a blast.

[0:00:08]
: Speak Easy was amazing.

[0:00:09]
: It was incredible. It was unique. It was fun.

[0:00:13]
: It was fantastic. Literally, fantastic.

[0:00:15]
: I just fell in love, as soon as I walked in. You forget where you

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: are, and what time you're in. And you want to follow these characters, these p

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: that you're invested in now.

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: There's more going on with the personalities, the story, the anger, the hatred

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: the fun, the feminism.

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: Everything's immaculate. The details are amazing.

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: There's a bunch of costume ideas that I really, now.

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: You get to dress up. You get to have a lot of fun. You get

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: to be a part of something is from a century ago.

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: Doo, doo, doo, doo.

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: They were awesome. The drinks were incredible.

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: Loved the cocktails.

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: The cocktails were great. I got to say, prohibition cocktail?

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: The drinks were so good.

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: Go.

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: Go.

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: [inaudible 00:01:02]

[0:01:04]
: To the Speak Easy.

[0:01:05]
: Onward to the Speak Easy.
[0:01:10]
The Speakeasy Teaser Final HD.mp4 (36s)
https://jotengine.com/transcriptions/W1GVWHQ6DUCBMG9JI8HTwg
3 speakers (Speaker 1, Speaker 2, Speaker 3)

[0:00:02]
Speaker 1: How did you find this place?

[0:00:04]
Speaker 2: I don't know. Someone gave me a card. It just said, "From a friend."

[0:00:07]
Speaker 1: A friend? Did you know the guy who gave you the card?

[0:00:10]
Speaker 2: No.

[0:00:11]
Speaker 1: No? Is it ... Do you think it's legal?

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Speaker 2: I don't know.

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Speaker 3: Right this way. We've been expecting you.
[0:00:24]
First look Speakeasy chorus.mp4 (1m 35s) https://jotengine.com/transcriptions/MdqBfSg9UIuNqbjwXTutjg
3 speakers (Singers, Speaker 2, Speaker 3)

[0:00:15]
Singers: I'll build a stairway to paradise with a new step everyday.

[0:00:15]
Speaker 2: This show was unlike any show I've ever directed, it's a super innova

[0:00:19]
Speaker 3: When the audience interacts with the show, they're really gonna be st

[0:00:21]
Singers: Shoes go on and carry me there. I'll build a stairway to paradise with

[0:00:36]
Speaker 2: Stairway to paradise is meant to be a nod to very, very classic, say field kind of movements. So I borrow classic steps and then I think about what f ormations I want there to be and what stage pictures I want there to be and what

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Speaker 3: Particularly to be a woman at that time period, you know, is revoluti

[0:01:02]
Speaker 2: Skirts are getting shorter.

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Speaker 3: You have this just idea of really seeing the female form being expres sed in a totally new way. We see this kind of beginning of the woman's revolutio n, and we still have decades to go but I think it really starts in the twenties.

[0:01:16]
Singers: I'll build stairway to paradise with a new step everyday, with a new st [0:01:17]